XUMANII
LIVE IS BEAUTIFUL

LIVE BROADCAST AKON – MAY 25th 2013
AGREEMENT

Terms:

Parties:	Xumanii, a publicly traded Nevada Corporation (Symbol: XUII), (herein referred to as the "The Company"), with its address at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands and Aliaune Thiam p/k/a AKON (herein referred to as "THE ARTIST"), with address at 3340 Peachtree Road N.E., Suite 1965, Atlanta, GA 30326 (Artist and Company are sometimes individually referred to as a "Party" and collectively referred to as the "Parties").
Details:	Artist grants the Company the rights to Broadcast live on the internet (on its website www.xumanii.com) One (1) Concert Performance of THE ARTIST (Akon) on May 25, 2013 at the nightclub in the Mahlia Resort in Punta Cana (the "Concert"). This will be a FREE live broadcast for consumers to watch WITHOUT advertising. No revenues will be generated from this live broadcast. The Artist will provide the Company with sufficient backstage access for the Concert to effectively produce a "Live Broadcast" hosted on www.xumanii.com (The Company's web based platform) with musical performances of artist "AKON" as well as the behind the scenes footage approximately thirty (30) minutes before and after the Concert. Except with respect to the right to stream the Live Broadcasts of the Concert and the promotion of the Live Broadcast Concert as set forth herein, Company shall have no rights whatsoever with respect to Artist, Artist's name and likeness and trademarks.
Cash Payment:	Total cash payment of One hundred Thousand Dollars ($100,000) (One Hundred Thousand US Dollars will be paid to the ARTIST upon execution of this agreement.
Stock Payment:	In addition to the Cash Payment above, the ARTIST will receive Four million (4,000,000) shares of the Company Common Stock (Symbol: XUII) upon execution of this agreement.
Concert Details:	ARTIST will use reasonable efforts to provide the Company with sufficient backstage access to produce the Live Broadcast. The Live Broadcast of the Concert will be hosted by Company solely on www.xumanii.com (The Company's web based platform) ("Company Site").
Crew access:	Company will be permitted to have a reasonably sufficient number of crew members, no more than 10, at the Concert to broadcast the Concert.
Type of Broadcast:	"XUMANII Presents an Exclusive Global Event AKON Concert Worldwide Live Broadcast (Streaming live through the eyes of Xumanii.com)"
The Artist Rights:	Artist's management ("Management") will have 100% control on all creative materials before, during, and after the live broadcast Concerts to ensure the proper images and portrayal of the Artist as desired. The Artist may assign a person of their choice, at their own non-recoupable, non-deductible expense to be present and direct the Live Broadcast Camera editing during the Concert.
Artist Responsibilities:	The Artist shall post a minimum of Six (6) tweets and Six (6) Facebook posts and Six (6) Instagram posts, on the Artist's official social media pages, in order to promote the Live Broadcast of the Concert. Promotion shall start upon execution of this agreement. Artist will determine the content of each post but must include the details of the Live Broadcast, the promotional video of flyers for the Live broadcast as well as the Company's name and website where the Broadcast will be located;

Xumanii
LIVE IS BEAUTIFUL

The Artist shall provide a video drop for the Company to use in the production of promotional videos for the purpose of advertising and marketing the Live Broadcasts within Five (5) days of the execution of this agreement to allow the Company to produce the appropriate promotional material.

During the Term, ARTIST will allow the Company to use the "Xumanii Promoter Facebook App" as a tool to increase the viewership for this event. This application allows a fan to sign up to www.xumanii.com to get the chance to win a free "All Access Pass" to the event while posting the event on their Facebook page for their friends to see as well. Company responsible for the App and the promotion and all costs in connection therewith.

During the Term, the Company requests the use of name and approved likeness of the Artist on the Xumanii live broadcast channel approved solely for the purpose of promotion of the Concerts on Xumanii.com. Artist has final written approval of all such uses and Artist depiction.

Subject to Company securing any and all clearances, including, without limitation, record label and publisher clearances at Company's sole, non-recoupable, non-deductible expense, Company may use an excerpt from one (1) approved Artist song for background track for promotional video used to promote each Concert. The Artist has final written approval for the choice of songs to be used in promotional material and all promotional material.

Company's Responsibilities: During the Term, Company will broadcast as set forth herein, at no cost to the Artist, live and in HD format (720p) One (1) Concert as set forth herein and the behind the scene of the Artist as provided for herein. There shall be no recording of the Concerts and no archiving of the Concerts without record label's, publisher's and Artist's prior written approval.

Company will produce and pay for promotional material relating to the Live Broadcasts of each Concert including video e-vite and e-flyers which have been approved in advance by Artist.

Company will pay for all production and Live Broadcast costs, including but not limited to the servers and bandwidth costs, and social media advertising expenditures incurred from the Company's marketing strategy.

Accessibility: Company requires full access to the venue the day of the Concert to setup and complete all technical requirements for each Live Broadcast and Artist will use reasonable efforts to arrange for such access.

Event responsibilities: Company will incur any and all additional non-deductible costs required to make the venue perform the Live Broadcast

Sponsorship: Company may not obtain any sponsorships of any Live Broadcast of any of the Concerts without the prior written approval of the Artist.

Representations and Warranties: Company hereby represents and warrants to Artist that it: has the right, power and authority to enter into and to perform under this agreement; will secure all consents, licenses, permits necessary in connection with the Live Broadcasts ; will not violate the rights of any third party and will comply with all applicable statutes, laws and regulations.

Indemnity: Company will indemnify and hold Artist, and each of their respective parents, affiliates, subsidiaries, officers, directors, employees, agents, representatives, attorneys, heirs and assigns harmless from and against any and all claims arising out of the production, marketing and transmission of each Live Broadcast and/or the breach by Company of any of Company's agreements, obligations, representations under this agreement, except to the extent any claims arise out of the intentional misconduct or gross negligence of Artist and/or Artist's employees or contractors.

Artist will indemnify and hold Company harmless from and against any and all third party claims arising out of Artist's breach of Artist's agreements and representations under this

Xumanii
LIVE IS BEAUTIFUL

Artist will indemnify and hold Company harmless from and against any and all third party claims arising out of Artist's breach of Artist's agreements and representations under this agreement (except to the extent any claim arise out of the intentional misconduct or gross negligence of Company and/or Company's employees or contractors), which third party claims are reduced to final adverse judgments in a court of competent jurisdiction or settled with Artist's prior written consent.

Miscellaneous: This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The local, state and federal courts situated in New York, NY shall have the sole and exclusive jurisdiction over all disputes arising under this Agreement. This document may not be changed orally, but only by writing, signed by the Parties hereto.

By: ______________________
Alexandre Frigon / Chairman / Xumanii
DATE: ______________________
5/14/2013

By: ______________________
Aliaune "AKON" Thiam / "Artist"
DATE: 5/14/2013